Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner

Strategic Hotels & Resorts—VP, Capital Markets & Treasurer

Laurence Geller

Strategic Hotels & Resorts—President and CEO

Diane Morefield

Strategic Hotels & Resorts—EVP, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Ryan Meliker

Morgan Stanley—Analyst

Will Marks

JMP Securities—Analyst

Bill Crow

Raymond James & Associates—Analyst

Smedes Rose

Keefe, Bruyette & Woods—Analyst

Clint Talmo

Interlachen—Analyst

Enrique Torres

Green Street Advisors—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2011 Strategic Hotels & Resorts earnings conference call. My name is Angela and I will be your coordinator for today. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes.

Now I would like to turn the conference over to your host for today, Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed, sir.

Jon Stanner—Strategic Hotels & Resorts—VP, Capital Markets & Treasurer

Thank you. Good morning, everyone. Welcome to Strategic Hotels & Resorts third quarter 2011 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site with the replay of today’s call also available for the next month.

Before we get under way, I’d like to say that this conference call will contain forward-looking statements under Federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with RegG requirements.

I would now like to introduce the members of the management team here with me today. Laurence Geller, President and Chief Executive Officer; and Diane Morefield, our Chief Financial Officer. Laurence?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

Good morning, and welcome to our third quarter 2011 earnings conference call.

RevPAR in our same store U.S. portfolio increased by an industry leading 11.7% in the third quarter, driven by a 9.7% increase in ADR and a 1.4 percentage point increase in occupancy. This marks the seventh consecutive quarter of improving demand at our hotels. The strong rate growth was broad based across our entire U.S. portfolio and consistent with our expectations that as lodging demand recovers, a higher percentage of our RevPAR gains will come from growth in rate. RevPAR in our same store North American portfolio, which includes results from the Four Seasons Punta Mita, increased 11.1% during the quarter, driven by a 9.4% increase in rate. Diane will address Punta Mita more specifically in her remarks as the hotel continues to suffer from the umbrella of drug violence in Mexico, despite us having no security issues whatsoever at our resort.

We continue to be optimistic about the outlook for the remainder of the year. Current forward-looking indicators for 2012 remain positive. Group pace, which is our best future metric, is up 6% for the full year of 2011 compared to the same time in 2010 at rates 5% higher, yielding a very strong 11% group RevPAR growth rate. For the fourth quarter, group RevPAR is forecasted to improve 15%, driven by an 11% growth in room nights and a 4% increase in rate. For next year, group pace is up 6% in room nights and 1% in rate, however, this rate metric is negatively influenced by two hotels, the Four Seasons in Washington, D.C., which hosted the International Monetary Fund meeting this year at very high rates, and the Ritz-Carlton Half Moon Bay, which also had a large, non-repeat group in 2011. Excluding those two hotels, group rate is up a healthy 8% for 2012.

As we have mentioned in past calls, we closely monitor weekly group booking production to identify and to react to developing trends. We specifically discussed the importance of the months of September and October for bookings in 2012. We are very encouraged by strong production in September, up for all future periods by 15% in room nights compared to September of last year, with rates 10% higher. While we don’t have final numbers for October, it initially appears that this trend continued through the month.

Although we are optimistic regarding the outlook for next year, we are not in a position to give 2012 guidance. The global and domestic economy and stock market are incredibly volatile and look to remain so into next year. Our demand visibility into next year is limited to the group side of our business, and, as we have said repeatedly on these calls, the group booking window remains relatively short. Despite the recent economic and political turmoil, however, we have seen no unusual group cancellations and there have been no discernible changes in our guests’ length of stay or consumption patterns for any aspect of our business.

As we look ahead to 2012, I would like to briefly discuss how we see each of the five components that can contribute to our growth in corporate profitability. The first is our built-in organic growth. Simply by operating as we are today, in a virtually no new supply environment, and even with current levels of projected moderate GDP growth, we will experience significant increases in our EBITDA. The second component is continued market share outperformance. By outperforming our competitive sets, we will continue to add to our compression nights, thus increasing rates faster than our competition, and, given our high level of profit flow-throughs, significantly incrementing our profitability. The third is continued margin outperformance. By rigorously maintaining and improving our labor efficiencies, food savings programs, and other internal systems, we will even further add to our margins and resultant profits. The fourth component is our ROI projects, such as our ENO wine rooms, restaurant concepts, and repositioning projects, all targeted to achieve double-digit current yields. We have substantial embedded internal growth within our portfolio and with our significant inventory of projects that we intend to continue to methodically roll out as appropriate, we have a healthy pipeline to look forward to. Given the substantial growth capabilities generated by the first four components, which all can significantly increase our profitability, we have the luxury of being purely opportunistic about the fifth component, which is acquisitions. While we certainly have the capacity to add more hotels to our portfolio, indeed, without increasing our overhead, we don’t need to chase deals just for the sake of growth. As such, we will only do so if the opportunity is compelling from both product and financial perspectives. Our acquisitions earlier this year of the Four Seasons properties in Jackson Hole and in Silicon Valley are examples of our ability to opportunistically both source and creatively structure strategic deals.

The successful execution of our plan to reposition and recapitalize our balance sheet has given us significant liquidity. However, the volatility and fragility of the globally interlinked economy, rightly and seriously concerns us and we take prudent note of the Federal Reserve Chairman’s comments yesterday that there were significant downside risks to the economic outlook. We are, by nature, optimists. However, as we look into the new year, with its uncertainties and challenges, we continually temper our optimism with continued caution, prudence and discipline.

As such, any decision to expend what we deem to be our precious capital must pass through our disciplined and rigorous analysis and meet one simple requirement: to generate an adequate expected return in the face of, not only normal commercial risks, but also the macroeconomic risks that can so easily and quickly have a negative influence on lodging demand.

With that, I’d like to turn the call over to Diane.

Diane Morefield—Strategic Hotels & Resorts—EVP, Chief Financial Officer

Thank you, Laurence. Good morning everyone.

For the third quarter, we reported Comparable EBITDA of $43.6 million, a 16.6% increase over the third quarter of 2010, and Comparable FFO of $0.06 per share. Both metrics were ahead of consensus estimates. As Laurence mentioned, RevPAR in our North American portfolio increased a very healthy 11.1% during the quarter. Occupied room nights increased by 1.3 percentage points, driven by a 4.4% increase in transient room nights, which is indicative of strong summer transient demand. The average rate on transient nights was up over 9%, with our premium segment leading the way with a nearly 12% increase in rate. This segment, which represented about 15% of our total transient room nights sold during the quarter, grew 11% compared to the third quarter of last year.

Improvement in transient demand was most pronounced at our urban hotels as room nights attributable to corporate transient travelers grew 9%, which is a reflection of healthy trends in well-capitalized corporate America. Corporate transient room nights sold during the quarter actually exceeded the third quarter of 2007 by nearly 2%, consistent with the ongoing industry trend showing luxury demand now exceeds 2007 peak levels. Group room nights sold during the quarter declined slightly by just under 3%, which is partially a reflection of filling in with more highly-rated transient rooms. We also had some large, non-repeat business at our two InterContinental hotels in the third quarter of last year which is skewing the year-over-year comparisons. Despite slightly lower group demand as compared to last year, however, our average group rate increased by 9% during the quarter. We also continue to track compression room nights and the number of nights with occupancy of 90% or greater have increased 16% year-to-date in 2011 with ADR on those nights up 12%.

Non-rooms revenue increased by 3.2% during the quarter, which is really a healthy result given the shift of business from group to transient. Food and beverage revenue increased a strong 7%, partially driven by the re-concepting of the Michael Mina restaurant at the Westin St. Francis and the widely publicized opening of the Michael Jordan’s Steak House at the InterContinental Chicago in August. Despite selling fewer group rooms, banquet revenues were actually up $1 million year-over-year as a result of the 6% increase in banquet revenue per group room night, which is a strong indication of corporate groups increasing propensity to spend during their stay.

We had another strong quarter from a profitability perspective as our sustainable expense control initiatives continue to result in improved margins. Our third quarter EBITDA margins expanded 170 basis points in our North American portfolio and 200 basis points excluding the Four Seasons Punta Mita. Our ratio of EBITDA growth to RevPAR growth was 1.8 times, again excluding Punta Mita.

Our corporate G&A expense was actually negative $2.2 million for the quarter on a GAAP basis, as we recorded a $6.9 million credit related to the VCP program due to an adjustment of the 2012 valuation of the plan, which is calculated by a third party valuation firm, and is the result of our recent stock price decline and ongoing volatility. Excluding this credit, G&A would have been $4.7 million and we still forecast full-year G&A expense to be in the $21 million to $22 million range, excluding VCP expense. We will continue to exclude the inherently volatile VCP expense from our Comparable EBITDA and FFO results.

As Laurence mentioned, the Four Seasons Punta Mita continues to suffer from the reported violence in Mexico that is affecting resorts throughout the country. During the third quarter, the Four Seasons lost nearly $700,000 in EBITDA with revenues declining 20% from the third quarter of last year. Year-to-date, RevPAR is down 18%. At the beginning of this year, we budgeted for the hotel to earn approximately $13.5 million and we are now forecasting roughly $7.0 million in EBITDA contribution. Clearly, we did not anticipate this type of decline and it is, for the most part, completely out of our control, although we are leaving no leaf unturned as we continue to strive for high-rated demand.

More specifically, travel from the United States to the resort is falling, including a 17% decline in the third quarter. As you are probably aware, the U.S. Department of State updated their travel warning for Mexico on April 22nd of this year, which discourages non-essential travel to certain regions of Mexico, including the state of Nayarit, in which our Four Seasons resort is located. The travel warning explains that the majority of the violence has occurred in border regions, roughly 800 miles from our hotel, and rarely involves U.S. citizens, but clearly the security situation poses some level of threat to U.S. citizens which has slowed travel to the area. In addition, Mexicana Airlines, which previously offered direct flights from five U.S. cities into Puerto Vallarta, went bankrupt in August of last year, further restricting air travel into the area.

We expect the lower demand environment to persist into next year, as the country prepares for the presidential election on July 1st, 2012. However, one bright indicator is the fact that we are outpacing previous years for the coming festive season. We have also undertaken a number of initiatives to try and stimulate increased demand at the resort. For example, we have placed a direct salesperson in the South American market and expanded the existing sales force focused on the Mexican market. We believe we are beginning to see the benefits of these strategies, as the fallout from U.S. transient travelers to the resort in the third quarter was somewhat offset by more transient business from Mexico, South America, Canada and Europe.

We do not mean to overly dwell on the Four Seasons Punta Mita, which was clearly the outlier for our portfolio in the third quarter. Again, the 11.7% increase in RevPAR in our same store U.S. portfolio was broad-based and we had five hotels record greater than 15% RevPAR growth, including the Westin St. Francis, Marriott Lincolnshire, Fairmont Scottsdale Princess, and our Four Seasons in Silicon Valley and in Washington, D.C. Our performance at the Four Seasons in D.C. was particularly impressive, as RevPAR increased over 18% in the quarter, which again was aided by the city hosting the IMF annual meeting at the end of September. To give you an example, during that meeting week, we required five night minimum stays, all prepaid in full and non-refundable, which resulted in five nights of 100% occupancy at the hotel at an ADR of nearly $1,500 a night. IMF related catering events also generated $350,000 of incremental revenue.

Let me give you a quick update on some of the capital projects we have been executing throughout the year. On August 23rd, we opened the Michael Jordan’s Steak House at the InterContinental in Chicago. For those of you who were able to join us for dinner there at our Investor Day last month, you observed firsthand how we took underutilized mezzanine space and created a unique food and beverage outlet on prime Michigan Avenue real estate. The restaurant cost approximately $4.2 million to build out and we expect to earn cash yields in the mid-teens range. In just two months since opening, the new restaurant and bar have generated nearly $1.6 million in revenue and have exceeded our initial expectations.

We are under way with our comprehensive room and corridor renovation at the InterContinental Miami. We began construction in May, and will be completing 641 rooms over the course of this summer and next. We’ve scheduled the work to minimize displacement and have received very positive feedback from group meeting planners on the new room design. In fact, group pace is up nearly 17% for 2012 at the hotel. And at our Fairmont Scottsdale Princess, we broke ground on the 60,000 square foot ballroom and convention center in early September, and we are expecting to begin vertical construction shortly. Construction is expected to be completed in the fourth quarter of next year, in time for high season in early 2013.

We’ve previously discussed in great detail our accomplishments in re-capitalizing our balance sheet, which culminated with the closing of four mortgage financings in the month of July, just as the capital markets began to significantly tighten. We currently have nothing borrowed on our $300 million revolving line of credit, other than $2 million of letters of credit, and we had approximately $90 million of unrestricted cash, both at the corporate and hotel operating account level, at the end of the quarter. We have nearly $400 million of liquidity, not even counting our two unencumbered assets in the Four Seasons Jackson Hole and Silicon Valley, which obviously would have the potential to be leveraged should we so choose.

Our forecast of interest expense for the year remains in the $85 million to $90 million range, of which approximately $70 million to $75 million is cash interest and approximately $15 million is non-cash expense. Pro forma for all of our refinancing activity, we expect interest expense to be in the $21 million to $22 million range on a quarterly basis, of which $17 million to $18 million represents actual cash expense. Again, this assumes that we continue to have nothing drawn on our line of credit.

We also mentioned in our earnings press release that we are raising our full-year guidance metrics. Despite the underperformance of the Four Seasons Punta Mita, we are raising our EBITDA range, which was originally between $145 million to $155 million as of last quarter’s earnings, to now $150 million to $156 million and we are narrowing our Comparable FFO per share range, which was at $0.08 to $0.14, to now $0.10 to $0.13 for the full-year. We are also raising our RevPAR growth range for our same store North American portfolio to between 9.0% and 10.0%, from our previous range of 8.0% to 9.5%. We are maintaining our Total RevPAR growth range at between 8.0% and 9.0% for the year. Growth in Total RevPAR is slightly lower than growth in rooms revenue, primarily as a result of the decline in ancillary spending from the Four Seasons Punta Mita. Also, as I mentioned, Punta Mita is significantly below our original EBITDA projections for 2011 and is impacting the ranges to which we are raising our guidance on full year Comparable EBITDA and FFO to a lower degree than we have increased our RevPAR range.

With that we would now like to open the call for questions, and Laurence will have a brief summary at the end of Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Ryan Meliker with Morgan Stanley.

Ryan Meliker—Morgan Stanley—Analyst

First, with regards to RevPAR guidance for 2011, I am wondering if you can tell me how much of this is what you are seeing in the marketplace, versus how much of it is your more conservative approach to how you are thinking about the future? It looks like your implied Q4 same store RevPAR guidance is only up 2% to 6% for North America, versus the plus 11.4% we have seen year-to-date and 11.7% you saw in the third quarter. That strikes me as being extremely conservative. I’m wondering if there is something you’re seeing in the marketplace that’s forcing you to take that 500 basis point deceleration into your numbers at the high-end, or if that’s just your conservative approach to issuing guidance?

And then the second question I had was: If you can help us think about 2012 a little bit without giving us specific guidance, maybe just talk about if RevPAR results were to come in line with what you’ve seen this year, and in equal weighting of rate versus occupancy, would you expect to see similar property margin growth, or do you think that there are issues that might impact that in a positive or negative way?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

Good morning. Thank you for the questions. I think what I’d like to do is to answer the first part of your question and Diane to come in more specifically. Yes, it’s very conservative. Yes, we are prudent because we are concerned about the volatility. We cannot help but listen to nerve-racking headlines on the news channels every day. We also came in, remember last year we had a fairly good fourth quarter, outperformed all of our competition as we have done all of this year. So you’re going to see comparables as we go forward being tougher for us than on others. We are very wary of that. I will say, as we have been in the last several quarters, we are very cautious about projections. As you yourself have cautioned me, we tend not to over promise.

Diane?

Diane Morefield—Strategic Hotels & Resorts—EVP, Chief Financial Officer

Again, Ryan, we are not in a position to give any kind of guidance for 2012. What we have said in the past is that every 50 basis points of RevPAR growth is almost $2 million in revenue and probably about $1.2 million in EBITDA, and about $0.01 a share in FFO. That’s just a rule of thumb. Again, we are not really in a position to give RevPAR guidance for next year at this point.

Operator

Will Marks with JMP Securities.

Will Marks —JMP Securities—Analyst

Laurence, what kind of trends are you seeing in terms of international travel, both domestic to Europe, Europe to here?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

We have seen no diminution in the trends over the last two years for inbound from Europe business. In fact, at Punta Mita, for example, we have seen an acceleration in European business. We have been targeting it. It is still small numbers, but it is long-stay business and it’s very healthy for us. We haven’t seen a downturn in it, in European business, nor have we seen a downturn in Asian business.

We have not seen a pickup in Chinese business on the West Coast, which one would have anticipated in a normal situation; and the situation really goes down to the visa program. There are only four offices to issue visas for Chinese citizens coming to the United States, and those have to be visited in person. It’s made it very difficult for us to see a pickup such as Canada has seen in Chinese visitors. So far there has been no impact from the situation in Europe, and the only disappointment for us is, of course, the Chinese visitors, which is a national disappointment and, frankly, a national disgrace.

Will Marks—JMP Securities—Analyst

Any markets at all that you are in, where you are seeing more than a percent or so of supply growth over the next 12 months?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

No. This is, for me, given my number of years I have been in the business, this is the most unusual supply situation I’ve ever seen. The supply in our markets is as benign as it can be. The cost of construction hasn’t ameliorated, so when you look practically at the economics of our room rates and our occupancies, even with increased margins that we are getting which others aren’t necessarily getting, I can’t see how, logically, we will see supply for five or six years. However, I do know that developers don’t always act logically.

Diane Morefield—Strategic Hotels & Resorts—EVP, Chief Financial Officer

And in the near term, with the capital markets pretty much shut down, we don’t anticipate anything coming out of the ground.

Operator

Bill Crow with Raymond James.

Bill Crow—Raymond James & Associates—Analyst

Laurence, nice quarter, don’t complain about the tough comps for next year though. Couple of questions: I appreciate the details on Punta Mita, should we assume that it’s going to be a drag throughout next year?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

We don’t know. It’s so influenced by headlines. The pervasive view in Mexico, which is all I can give you, from the business class in Mexico, is that until the elections take place middle of the year, we shouldn’t expect very much change. From our budgeting point of view, we will take a full year cautious perspective.

Bill Crow—Raymond James & Associates—Analyst

Is there a possibility you will look to sell that asset, joint venture it? Would there be any buyers out there for that asset? Is that something that maybe you are considering?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

First of all, I doubt that there are very many buyers out there. There are some assets being sold in Mexico City today, which will be a good barometer for it. Let me make sure you understand, we have great faith in this property, really, great faith. We look at this, rather than as a systemic problem, as a blip caused by, if you will, the equivalent of a terrorist situation. This is a very strong hotel in a very strong market. If we get an offer that makes our eyes water, we are business people, we will take it. It’s not on the list. We will weather through this storm and we will make a lot of money out of this. This is geared for success.

Just as I look at it from a macro perspective, the sheer fact of the client base that is coming without any concern for tourism on the transient side, particularly over the festive season, and the fact that our big suites filled first, seems to give us an indication on this property. All in all, yes, I’m disappointed by it, but it isn’t a systemic turndown. This is an event caused turndown which we can weather the storm and make a lot of money on it. And I would remind you, our basis in this hotel is probably only $70 million.

Diane Morefield—Strategic Hotels & Resorts—EVP, Chief Financial Officer

Yes, that’s what I was going to say. The basis is in the low $70 million range, and even with the reduced EBITDA this year of $7 million, it’s still a good return.

Bill Crow—Raymond James & Associates—Analyst

Alright, fair enough. Another specific property question, which is Scottsdale. That’s the one that, when you went through the whole restructuring process, we thought you might return to the banks, the market has changed. How is that property shaping up from a group perspective for 2012?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

From the group perspective for 2012, we are actually delighted with the performance, delighted in the relative sense. The property is performing better than the group production basis that we expected, anyway. We’ve had a better year than we’ve expected. As Diane mentioned, it was one of the hotels that had a 15% RevPAR increase in Q3. Having said that, we are doing much better in group pace.

The big issue for us is the level of interest we are getting in the incremented ballroom facilities with our 60,000 foot overall unit, which is, I think, our biggest space in there, is 20,000-odd feet. We are looking fairly healthy. On a competitive set, we’ll certainly erode our competitors’ group positioning by the end of next year. We will see the big impact of that ballroom in 2013. That is where we are really booking into.

Bill Crow—Raymond James & Associates—Analyst

Okay, that is helpful. Finally from me, can you help us to understand what the trigger might be in your mind to bring the preferreds back current? I understand all the macro headwinds or concerns, and yet we look at GDP growth this year, which is going to be 2% or something like that, where you are tailing high single-digit RevPAR growth. How do you think about making that move?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

You mentioned GDP. When it drops from 2.9% to 2.2% in 15 seconds every time I read the papers, we are certainly not predictors of GDP growth. The markets remain extremely volatile. We continue to monitor the macro environment, as we do our operating outlook for 2012. Management and the board will simply continue to evaluate the appropriate circumstances to pay the preferred dividends in a very financially responsible manner.

Operator

(Operator Instructions)

Smedes Rose with Keefe, Bruyette & Woods

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Hi, thanks. I just want to circle back on your group booking you mentioned for next year. What percent of your group nights are now on the books, and if the rate is only up 1%, would you expect that to start moving up at this point? When would you start to look for better rate improvement?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

First of all, let me go on to that 1%. That 1% is 8% if you adjust it apples to apples with the two groups. Let me make sure, we are very pleased and satisfied with our group rate improvement, not satisfied that we are not going to try to beat it. I am going to say we are probably at this moment 50%-ish of what we anticipate for next year in group, which is where we should be. It’s consistent with previous years. And Diane mentioned the group customers’ propensity to consume.

We do not see this being a rate issue or an ancillary services issue. It is a decision making issue. We had hoped for a lengthening in the time to book and to go hard on it. What has happened is we did see in Q2 a lengthening of it, which shrank back a little in Q3, so we expect to see more of this year’s group pickup tendencies than something unusual. This is pretty well where we expect to be, and the 1% is not a headline. The headline is really 8%.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Are you happy with the trends in out of rooms spend? You seem to be happy with them in your opening remarks. I guess they were a little light relative to our estimates, which could’ve just been off. What’s your sense as to how that is going and where it might trend from here?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

We are delighted with both the group and the transient customers’ propensity to consume ancillary services. Remember, our rate was up significantly in this quarter, and it’s difficult to put the ancillary services rates up immediately commensurate to them. I think we can all get amused by margins and percentages. When we look at it in absolute money, they’re spending a lot of dough, and we’re making a lot of profit on it. Actually, we are very pleased with the lack of concern about pennies, more concerned about value.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Starwood and Marriott have given their ranges (RevPAR growth) for next year from 3% to 7% and 4% to 8%. If you had to pick a number now, would you be toward the low-end or the high-end, or what is your view? I realize it is obviously anyone’s guess at this point, but what does your gut tell you?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

I would pick a number that, they’re both right about themselves. I can’t comment on us, but I hope they are at the high-end of the range. It all augurs well for the industry.

Operator

(Operator Instructions)

Clint Talmo with Interlachen

Clint Talmo—Interlachen—Analyst

Just curious if you could talk about the EBITDA growth and the RevPAR growth ratio that you have talked about before. I think you mentioned it’s about 1.8 this quarter, and I think last quarter was 2.6, and before that it was in the 3.3 range. I believe that in Q1 you talked about if ADR and occupancy were split equally, you would expect that rate to continue around 3, but you’ve obviously seen a big growth in ADR and I’m curious why you haven’t seen the flow-through that you have expected in the prior quarters.

Diane Morefield—Strategic Hotels & Resorts—EVP, Chief Financial Officer

Again, as you outlined, the ratio really bounces around quarter-to-quarter, and depends on sort of the mix of business in a given quarter. It was 1.8 times this quarter, excluding Punta Mita, since that really would have skewed it down significantly. We have said that we expect it to be on average in sort of the two-times range, and that assumes about a 50% flow-through. Again, we were very close to what we think the average range is that we anticipate continuing to see in the coming quarters.

Laurence Geller—Strategic Hotels & Resorts—President and CEO

Also, remember, the mix of business has an influence. In this particular case, in Q3 where we do more transient than we do group, we’d have a different margin. I will tell you, there is no dissatisfaction on our part with that flow-through number, given that the business we picked up we’ve had to pull in with so much transient rather than group business, which has a lower margin on it, but it’s still very satisfactory in the profit flow-through sense.

Clint Talmo—Interlachen—Analyst

So in effect you just expect to see some seasonality in that flow-through rate?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

Yes.

Operator

Enrique Torres with Green Street Advisors.

Enrique Torres—Green Street Advisors—Analyst

Good morning, Laurence and Diane. Laurence, if I look at the headlines, I see a lot of corporations having now to balance between some job cuts and then their budgets for rewards spending. In addition, you also see the Occupy Wall Street headlines. Combining these two elements, what do you think the perceived risk is of a revisit or return of the AIG effect on corporate luxury spending?

Laurence Geller—Strategic Hotels & Resorts—President and CEO

I cannot comment on anything that has gone on with MF Global, but politically we hear no noise about it, no rumblings. At the corporate level we hear no noise on it. If anything, we hear simply a very sensible review process before making the decision on groups, which has been going on since May or April, and that is where another level of approval is often needed for groups. Not universally, but it has got nothing to do with resorts, it’s got nothing to do with anything. It’s got to do with prudence, given the headlines. So instead of a divisional president making his decision, it may need a signature from a group CFO or group COO, for example, but that has had no negative impact on it at all.

On that subject, we haven’t seen a turndown in any form of corporate travel. The airlines certainly are reporting the opposite. The airlines are selling group bookings for their planes for group meetings next year ahead on the same sort of curve that we are on. So, I don’t see the AIG effect, which was really a political effect rather than a rational economic effect and I suspect our politicians have learned better. I can only hope anyway.

Operator

Ladies and gentlemen, at this time this does conclude the Q&A session. I would like to turn the call back over to Mr. Laurence Geller for the closing comments.

Laurence Geller—Strategic Hotels & Resorts—President and CEO

Thank you all for your patience and for listening in what is I know a busy earnings season. Simply stated, we have had yet another great quarter. We are optimistic about what we see in the future, but we are very cautious. Let’s all hope for good things in the coming months and into next year. I wish you all well for the festive season, if I don’t speak to you before, and thank you for supporting us so well.

Operator

Ladies and gentlemen, this concludes today’s presentation.